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                                                                    EXHIBIT 10.2


                   AMENDMENT NO. 1 TO TIME BROKERAGE AGREEMENT

                  Amendment No. 1 dated as of February 8, 2002 to Time Brokerage Agreement (the "Agreement") dated as of March 13, 2001 by and between INTERNATIONAL CHURCH OF THE FOURSQUARE GOSPEL, a California nonprofit religious corporation, as Licensee ("ICFG"), and SPANISH BROADCASTING SYSTEM, INC., a Delaware corporation, as Broker ("SBS").

                              W I T N E S S E T H:

                  WHEREAS, the parties wish to amend the Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties intending to be legally bound, agree as follows:

                  1. Capitalized terms used herein but not defined shall have the meaning set forth in the Purchase Agreement (as defined below).

                  2. Section 1.2 is hereby amended in its entirety to read as follows:

                           "1.2 EFFECTIVE DATE; TERM. The effective date of this Agreement shall be the date of the signing of this Agreement as set forth above ("Effective Date"). It shall continue in force until the earlier to occur of
                           (a) a closing under the Asset Purchase Agreement dated as of November 2, 2000, as amended, (the "Purchase Agreement") and (b) termination of the Purchase Agreement, whether by mutual consent or by its terms. March 31, 2001 shall be the "Commencement Date".

                  3. The last two sentences of Section 6.1 are hereby amended as follows:

                           "In the absence of an earlier termination pursuant to the provisions set forth above, this Agreement will expire on December 31, 2003. Further, if this Agreement is terminated due to a material uncured breach or for failure to make the payments under this Agreement due on March 12, 2002, September 30, 2002 or March 12, 2003, as provided in Attachment 1, the Purchase Agreement shall also terminate."

                  4. Attachment 1 is hereby amended in its entirety to read as follows:



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                                  "ATTACHMENT 1

                              TERMS AND CONDITIONS

                  (a) SBS has previously made a payment to ICFG of $25 million as consideration under this Agreement. On March 12, 2002, SBS will make a further payment of $15 million to ICFG by wire transfer of federal funds. On September 30, 2002 SBS will make an additional payment of $5 million to ICFG by wire transfer of federal funds (if the Closing under the Purchase Agreement has not occurred and the Purchase Agreement has not been terminated). On March 12, 2003 SBS will make an additional payment of $15 million to ICFG by wire transfer of federal funds (if the Closing under the Purchase Agreement has not occurred and the Purchase Agreement has not been terminated).

                  (b) If (i) the Closing under the Purchase Agreement has not occurred, (ii) the Purchase Agreement has not been terminated and (iii) the payments due on March 12, 2002, September 30, 2002 or March 12, 2003 are not received by 5:00 p.m. pacific time on such respective dates, this Agreement shall end at midnight on such respective dates, and SBS shall have no right to continue broadcasting over the facilities of Station. There is no grace period or cure period for SBS's failure to make the specified payments on the dates indicated.

                  (c) All payments made to ICFG by SBS, i.e., the $25 million paid on March 13, 2001, the $15 million due to be paid on March 12, 2002, the $5 million due to be paid on September 30, 2002 and the $15 million due to be paid on March 12, 2003 are non-refundable and are the exclusive property of ICFG (provided, ICFG is not in material uncured breach of either this Agreement or the Purchase Agreement); provided, however, such payments shall be applied against the $250 million purchase price under the Purchase Agreement (the "Purchase Price") and reduce the amount due at Closing by the aggregate amount previously paid.

                  (d) Upon the execution of this Agreement, SBS will grant to ICFG one or more transferable warrants exercisable for an aggregate of 2,000,000 shares of SBS Class A Common Stock (the "Class A Common Stock"), with an exercise price of $10.50 per share, subject to standard anti-dilution for stock splits, stock dividends, combinations, reclassifications and the like, and containing a "net exercise" provision allowing ICFG to exercise the warrants in exchange for relinquishment of shares for which the warrants would otherwise be exercisable, based on the then-current fair market value of the shares. Such warrants will be exercisable for a period of thirty-six months after the date of their issuance after which they will expire if not exercised. At any time subsequent to September 1, 2002 that ICFG ceases to operate under the 93.5 Time Brokerage Agreement dated March 13, 2001, commencing the last day of such calendar month, SBS will issue each month thereafter warrants exercisable for 100,000 shares of Class A Common Stock at an exercise price equal to the closing price of SBS' shares on the last New York Nasdaq trading day of such month and will continue to issue such warrants through and including the earlier to occur of (i) the Closing under the Purchase Agreement and (ii) the termination of the Purchase Agreement. Such warrants will be exercisable for a period of thirty-six (36) months after the date of their issuance after which they will expire if not exercised and


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will otherwise have the same terms as described above. SBS, at its expense, will use its commercially reasonable best efforts and fully cooperate with ICFG to cause the common stock issuable upon exercise of the warrants to be registered under the Securities Act of 1933, as amended, prior to the time the warrants are exercised, and in any event, will file registration statements and use its commercially reasonable best efforts to cause the registration statements to be effective as soon as practicable after the warrants become exercisable. Further, SBS, at its sole expense, shall make all filings as may be required by any governmental regulatory agency in connection with the authorization, issuance, and exercise of the warrants described in this paragraph (d).

                  (e) Should SBS or its affiliates during the term of this Agreement sell five of the following six radio stations: KXJO (FM), Alameda, California, KTCY (FM), Denison, Texas, KXEB (AM), Sherman, Texas, KSAH (AM), Universal City, Texas, KFSG (FM), Redondo Beach California, KFSB (FM), Ontario, California, following the closing of the fifth station, SBS shall proceed as soon as reasonably possible, but not later than sixty (60) days from such closing and in no event later than December 31, 2003, to close the purchase of radio station KXOL (FM), Los Angeles, CA as provided in the Purchase Agreement. SBS's failure to close as provided herein shall constitute a material default under the Purchase Agreement and this Agreement.

                  (f) SBS shall pay for all fees required in connection with any governmental approvals under the Agreement and the Purchase Agreement, or in connection with any modifications or amendments to the Purchase Agreement. Further, all filings and renewals of filings required to transfer the licenses of Station to SBS shall be made on a timely basis in order to close the sale of Station under the Purchase Agreement no later than December 31, 2003.

                  (g) SBS represents that as of the date hereof, (i) it has 36,862,705 shares of Class A Common Stock and 27,795,500 shares of Class B Common Stock outstanding, (ii) there are no outstanding agreements or commitments (including the grant of any registration rights superior to those of ICFG hereunder) which would prevent the issuance or exercise of the warrants pursuant to paragraph (d) or the registration of the Class A Common Stock, (iii) and it will have full corporate authority and approval to issue the warrants on the date of issuance. SBS agrees that from the date hereof until the expiration of the warrants, it will maintain sufficient authorized Class A Common Stock for purposes of exercise of the warrants.

                  (h) In the event the Purchase Agreement is not consummated and the Agreement is terminated, SBS agrees to transfer to ICFG all the Station's tangible and intangible assets, including, but not limited to, call letters, jingles and format rights used exclusively in the operations of the Station, as well as all assets purchased for use exclusively in the operations of Station, such as equipment located at the transmitter site, all free and clear of liens and encumbrances of any kind. Further, in the event the Closing as provided under the Purchase Agreement is not consummated, ICFG shall have the right to negotiate employment agreements with the Station's employees, and to assume, at ICFG's option, service agreements entered into


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by SBS in connection with the operation of the Station. Subject to the foregoing, SBS shall retain ownership of all cash, security deposits, accounts receivables and other like cash items.

                  5. Except as specifically amended hereby, the terms and conditions of the Purchase Agreement shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have each caused this Amendment to be duly executed as of the date first above written by their respective officers thereunto duly authorized.


                                       INTERNATIONAL CHURCH OF THE
                                       FOURSQUARE GOSPEL



                                       By: /s/ Paul C. Risser
                                           ---------------------------------
                                           Name:  Paul C. Risser
                                           Title: President



                                       By: /s/ Brent Morgan
                                           ---------------------------------
                                           Name:  Brent Morgan
                                           Title: Treasurer



                                      SPANISH BROADCASTING SYSTEM, INC.



                                       By: /s/ Raul Alarcon, Jr.
                                           ---------------------------------
                                           Raul Alarcon, Jr.
                                           Title: President and Chief
                                                  Executive Officer



                                       By: /s/ Joseph A. Garcia
                                           ---------------------------------
                                           Joseph A. Garcia
                                           Title: Executive Vice President





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